Exhibit 99.1

American Software Reports Preliminary First Quarter of Fiscal Year 2016 Results

Revenue Increases 16%, Operating Earnings Increases 77%, and Net Earnings Increases 68% for the Quarter

ATLANTA--(BUSINESS WIRE)--August 27, 2015--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the first quarter of fiscal 2016. The Company increased License fee revenue by 12% and Total Revenues by 16% driving a 68% increase in Net Earnings for the first quarter. Cloud Service Annual Contract Value (ACV) increased by approximately 191% compared to the same period of the prior year.

Key first quarter financial metrics:

  Total revenues for the quarter ended July 31, 2015 were $28.9 million, an increase of 16% over the comparable period last year.
  Software license fee revenues for the quarter ended July 31, 2015 were $4.9 million, an increase of 12% compared to the same period last year.
  Services and other revenues for the quarter ended July 31, 2015 increased 26% to $13.8 million compared to $11.0 million for the same period last year.
  Maintenance revenues for the quarter ended July 31, 2015 were $10.1 million compared to $9.5 million, an increase of 7% over the same period last year.
  Operating earnings for the quarter ended July 31, 2015 were $3.8 million, an increase of 77% compared to the same period last year.
  GAAP net earnings for the quarter ended July 31, 2015 were $2.6 million or $0.09 per fully diluted share compared to $1.5 million or $0.05 per fully diluted share in the same period last year.
  Adjusted net earnings for the quarter ended July 31, 2015, which excludes stock-based compensation expense and amortization of acquisition-related intangibles, were $2.9 million or $0.10 per fully diluted share compared to $2.0 million or $0.07 per fully diluted share for the same period last year, which excluded stock-based compensation expense, amortization of acquisition-related intangibles and the net loss of MIDRetail in the prior year.
  EBITDA increased 48% to $5.2 million for the quarter ended July 31, 2015 compared to $3.5 million for the quarter ended July 31, 2014.
  Adjusted EBITDA increased 43% to $5.6 million for the quarter ended July 31, 2015 compared to $4.0 million for the quarter ended July 31, 2014. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.
  Cloud Services Annual Contract Value (ACV) increased approximately 191% to $2.95 million compared to $1.01 million in the same period of the prior year. The ACV is comprised of software-as-a-service (SaaS) ACV of $1.5 million compared to approximately $240,000 during the same period last year and other cloud services ACV of $1.4 million compared to $773,000 during the same period last year.
  The Company had a 128% increase to $2.2 million in deferred ratable license fee revenue compared to $1.0 million for the same period last year.

The Company is including Annual Contract Value (ACV), EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of Annual Contract Value (ACV), EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. The Annual Contract Value (ACV) is a forward-looking operating measure used by management to better understand cloud services (SaaS) revenue growth trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period.

The overall financial condition of the Company remains strong, with cash and investments of approximately $76.7 million as of July 31, 2015. During the first quarter of fiscal 2016, the Company paid approximately $2.9 million in dividends. On August 18, 2015, we announced that our Board of Directors declared a quarterly dividend of $0.10 per share payable to the Class A and Class B Common Shareholders of record at the close of business on November 13, 2015. The dividend will be paid on or about December 4, 2015.

“Fiscal year 2016 is off to a solid start for the Company with increases in revenue, operating earnings and net earnings compared to the same period of the prior year,” said Mike Edenfield, president and CEO of American Software. “We continue to offer our customers the flexibility to choose the deployment method that best suits their current business needs while selecting a solution platform for the long term. With more customers leveraging cloud services and software-as-a-service (SaaS) offerings, we are transitioning revenue recognition to span the contract term compared to recording license fees during the period of contract execution. As a result, we have been experiencing significant quarter-over-quarter increases in Cloud Services Annual Contract Value (ACV).”

“Today, leading businesses are pragmatically preparing for growth and are looking to increase visibility and lower operating costs while improving their ability to respond to dynamic market conditions,” continued Edenfield. “Our industry-leading portfolio of solutions helps our customers optimize inventory investments and synchronize demand with supply across strategic, tactical and operational horizons. With the ability to model, optimize and evaluate multiple business scenarios, our customers have better information and greater confidence to respond effectively to dynamic market conditions.”

Additional highlights for the first quarter of fiscal 2016 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the first quarter include: American Type Culture Collection, Aramark Uniform & Career Apparel, Canada Goose, Jump Design Group, LaCrosse Footwear, Norbrook Laboratories, Orchard Brands, Pattonair, Smithfield Foods, Sonoco Products Company, and Taylor Farms.
  During the quarter, software agreements were signed with customers located in the following nine countries: Australia, Canada, Denmark, Ecuador, Finland, Germany, Mexico, the United Kingdom, and the United States.
  Logility, a wholly-owned subsidiary of the Company, announced industry publication Supply & Demand Chain Executive named Logility’s work with PartyLite one of the top 100 supply chain projects of the year. The award highlights PartyLite’s supply chain transformation powered by Logility. The highly promotion driven business turned to Logility Voyager Solutions™ and achieved its business goals in less than eight months while reducing air freight 30 percent, increasing active inventory turns more than 90 percent, and realizing a 47 percent reduction in excess and obsolete inventory.
  Demand Management, a wholly-owned subsidiary of Logility, announced The CDA Group, a provider of kitchen appliances in the United Kingdom, selected its Demand Solutions DSX Forecast Management and Requirements Planning solutions. Demand Management will help The CDA Group achieve its goal of improving its supply chain operations and standardize supply chain planning processes onto a single platform.
  NGC Software, a wholly-owned subsidiary of the Company, announced PPI Apparel Group, a leader in private-label intimate apparel, is implementing NGC’s Extended PLM. NGC’s Extended PLM will provide PPI Apparel’s brands with an end-to-end solution, from initial product development and line planning to global sourcing, production management and inbound visibility.
  During the quarter, NGC Software announced Dutch LLC, a global, multi-brand designer of premium contemporary apparel, is implementing NGC’s Extended PLM software. NGC’s Extended PLM will help Dutch LLC orchestrate all information, processes, systems, departments and geographies within its global fashion operations.
  NGC Software announced its sponsorship of PI Apparel 2015. NGC’s customer Fashion Avenue Sweater Knits presented at the event to highlight how complex product system architectures can support the demands of fast fashion. In addition, NGC demonstrated its fashion PLM and supply chain management platform.

Company & Technology

  Inbound Logistics magazine named Logility a recipient of its annual Top 100 Logistics Providers award. This marked the 18th consecutive year Logility has been recognized by Inbound Logistics for leading the way in logistics IT software success.
  During the quarter, industry publication SupplyChainBrain once again named Logility to its 2015 Great Supply Chain Partners list. The prestigious list of Great Supply Chain Partners is a result of a customer-led nomination process where end users explain why their solution provider of choice is deserving of this honor.

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that features a performance monitoring architecture and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); supply and inventory optimization; manufacturing planning and scheduling; retail merchandise planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers supply chain solutions to small and midsized manufacturers, distributors and retailers. Demand Management’s Demand Solutions® suite is widely deployed and globally recognized for forecasting, demand planning and point-of-sale analysis. Demand Management serves customers such as AutomationDirect.com, Campbell Hausfeld and Lonely Planet. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP and product testing software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Aeropostale, Billabong, Carter’s, Casual Male, Hugo Boss, Jos. A. Bank, FGL Group, Athletica, Marchon Eyewear, and Swatfame. For more information about American Software, named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc.; Demand Solutions is a registered trademark of Demand Management, Inc.; and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	First Quarter Ended
	July 31,
	2015	2014	Pct Chg.
Revenues:
License	$4,876	$4,368	12%
Services & other	13,845	10,992	26%
Maintenance	10,137	9,497	7%
Total Revenues	28,858	24,857	16%

Cost of Revenues:
License	1,927	1,736	11%
Services & other	9,451	7,795	21%
Maintenance	2,163	1,981	9%
Total Cost of Revenues	13,541	11,512	18%

Gross Margin	15,317	13,345	15%

Operating expenses:
Research and development	3,566	3,374	6%
Less: capitalized development	(817)	(178)	359%
Sales and marketing	5,233	4,644	13%
General and administrative	3,447	3,215	7%
Provision for doubtful accounts	-	42	nm
Amortization of acquisition-related intangibles	68	85	(20%)

Total Operating Expenses	11,497	11,182	3%

Operating Earnings	3,820	2,163	77%

Interest Income & Other, Net	303	306	(1%)
Earnings Before Income Taxes	4,123	2,469	67%

Income Tax Expense	1,551	935	66%

Net Earnings	$2,572	$1,534	68%
Earnings per common share: (1)
Basic	$0.09	$0.05	80%
Diluted	$0.09	$0.05	80%

Weighted average number of common shares outstanding:
Basic	28,614	28,233
Diluted	28,882	28,606

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	First Quarter Ended
	July 31,
	2015	2014	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$2,572	$1,534	68%
Income tax expense	1,551	935	66%
Interest Income & Other, Net	(303)	(306)	(1%)
Amortization of intangibles	1,195	1,098	9%
Depreciation	216	284	(24%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	5,231	3,545	48%

Stock-based compensation	398	404	(1%)
Adjusted EBITDA	$5,629	$3,949	43%

EBITDA, as a percentage of revenues	18%	14%

Adjusted EBITDA, as a percentage of revenues	20%	16%

	First Quarter Ended
	July 31,
	2015	2014	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,572	$1,534	68%
Mid Retail Loss (2)	-	$187	nm
Amortization of acquisition-related intangibles (2)	46	25	84%
Stock-based compensation (2)	271	251	8%
Adjusted Net Earnings	$2,889	$1,997	45%

Adjusted non-GAAP diluted earnings per share	$0.10	$0.07	43%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.09 and $0.05 for the three months ended July 31, 2015 and 2014, respectively.

(2) - Tax affected using the effective tax rate for the three months period ended July 31, 2015 and 2014.

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	AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	July 31,	April 30,
	2015	2015

Cash and Cash Equivalents	$46,446	$44,655
Short-term Investments	19,146	17,584
Accounts Receivable:
Billed	14,259	16,018
Unbilled	3,045	3,585
Total Accounts Receivable, net	17,304	19,603
Prepaids & Other	3,414	3,748
Current Assets	86,310	85,590

Investments - Non-current	11,156	13,156

PP&E, net	3,397	3,548
Capitalized Software, net	9,659	9,815
Goodwill	18,749	18,749
Other Intangibles, net	2,526	2,748
Other Non-current Assets	678	660
Total Assets	$132,475	$134,266

Accounts Payable	$974	$920
Accrued Compensation and Related costs	2,601	3,048
Dividend Payable	2,863	2,861
Other Current Liabilities	3,571	3,274
Deferred Tax Liability - Current	707	636
Deferred Revenues - Current	26,634	28,511
Current Liabilities	37,350	39,250

Deferred Revenues - Non-current	426	290
Deferred Tax Liability - Non-current	781	995
Other Long-term Liabilities	615	805
Long-term Liabilities	1,822	2,090

Total Liabilities	39,172	41,340

Shareholders' Equity	93,303	92,926

Total Liabilities & Shareholders' Equity	$132,475	$134,266

	AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Three Months Ended
	July 31,
	2015	2014

Net cash provided by operating activities	$5,265	$1,125

Capitalized computer software development costs	(817)	(178)
Purchases of property and equipment, net of disposals	(65)	(58)
Purchase of business, net of cash acquired	-	(7,881)

Net cash used in investing activities	(882)	(8,117)

Dividends paid	(2,861)	(2,826)
Excess tax benefits from stock based compensation	13	41
Proceeds from exercise of stock options	256	183

Net cash used in financing activities	(2,592)	(2,602)

Net change in cash and cash equivalents	1,791	(9,594)
Cash and cash equivalents at beginning of period	44,655	55,803

Cash and cash equivalents at end of period	$46,446	$46,209

CONTACT:
Financial Information Press Contact:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer